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                     MANUFACTURER'S REPRESENTATIVE AGREEMENT

                                     BETWEEN

                          MARKETLINK TECHNOLOGIES, LLC

                                       AND

                                 MANGOSOFT, INC.


         This Manufacturer's Representative Agreement (this "Agreement"), dated as of the date specified on the signature page hereto, is made by and between Marketlink Technologies, LLC (hereinafter referred to as "Marketlink"), with its principal office located at: 24404 Catherine Road, Suite 300, Novi, MI 48375 and MangoSoft, Inc. (hereinafter referred to as "Company"), with its principal office located at 1500 West Park Drive, Suite 190, Westborough, MA 01581.

         WHEREAS, Company desires to retain Marketlink, and Marketlink desires to be retained as Company's sales representative for the products and territories identified below, all on the terms and conditions set forth in this agreement,

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, each of the parties hereto intending to be legally bound, it is agreed as follows:

1.  DEFINITIONS

    A. "Products" shall mean the Company's products set forth on Exhibit A of this Agreement.

    B. "Territory" shall mean those geographical areas set forth in Exhibit B of this Agreement.

    C. "Customer" shall mean any traditional Reseller, VAR, System Integrator or pre-approved distributor of Products in the Territory.

    D. "House Accounts" shall mean those accounts in the Territory for which sales are non-commissionable. Customers designated by Company as House Accounts are listed in Exhibit C of this Agreement and may be added to or modified from time to time by Company at its sole discretion. In the event that a Customer is designated as a "House Account" subsequent to the date hereof, commissions for all such Customers shall be payable to Marketlink for sixty (60) calendar days following the "House Account" designation in accordance with this Agreement.

    E. "Net Invoice Price" shall mean the total price at which an order is invoiced to the customer prior to any discount offered by Company in compensation for early payment. Excluded from the net invoice price are all shipping and mailing costs, duties, taxes, and insurance, and related

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         adjustments granted to the Customer by Company as shown on the face of the invoice.

2.  APPOINTMENT AND AUTHORITY OF MARKETLINK

    A. Subject to the terms and conditions of this Agreement, Company appoints Marketlink as its designated selling agent for the Products to Customers in the Territory, and Marketlink accepts the appointment and agrees to sell and promote the sale of the Products. Company agrees that it shall not engage, designate or appoint any nationwide manufacturer's representative organization other than Marketlink during the term of this Agreement.

    B. For sales to any Customer within the Territory, Company shall pay to Marketlink a commission in accordance with Section 3 below.

    C. Marketlink shall neither advertise the Products outside the Territory nor solicit orders from outside the Territory without the prior written consent of Company.

    D. The relationship of Company and Marketlink established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to- day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participant in a joint undertaking, or (iii) allow Marketlink to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with Marketlink's business are the sole responsibility of Marketlink.

3.  COMPENSATION

    A. As full payment for any and all services rendered by Marketlink and in consideration of the effort of Marketlink and all of the expenses incurred by Marketlink, Company agrees to pay to Marketlink, and Marketlink agrees to accept, commissions on sales of the Products to Customers which shall be calculated as set forth in Exhibit D.

    B. The commission shall apply to all orders, with the exceptions as specified in Exhibit D, from all Customers in the Territory that have been accepted by Company and which shipments have occurred.

    C. In no case will any compensation paid to Company employees be deducted from commissions due Marketlink.

    D. Commissions will be paid on or before the 15th day of the following month in which the Product was invoiced.

    E. Company shall have the absolute right to chargeback commissions on all shipments not paid by an authorized Customer over ninety (90) days past the invoice date, provided Company re-credits Marketlink for the appropriate commission applied to actual partial or full payments, less fees incurred in the process of collecting the payments, subsequently received from the authorized Customer.

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    F.   Company reserves the right to chargeback (debit) the full amount of paid commissions on products returned by customer to Company for credit.

    G. PAYMENT: Payment of commissions shall be in United States dollars and shall be subject to all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

    H. MONTHLY STATEMENTS: Company shall submit to Marketlink monthly statements of the commissions due and payable to Marketlink under the terms of this Agreement, with reference to the specific Customers on which the commissions are being paid.

4.  SALE OF THE PRODUCTS

    A. All sales shall be at prices and upon terms established by Company and Company shall have the right to establish, change, alter, or amend prices and other terms and conditions of sale in its sole discretion. Marketlink shall not accept orders in Company's name, make price quotations or delivery promises without Company's prior approval. To the extent practicable and applicable, Marketlink shall cause each Customer to execute the Company's standard form of Value Added Reseller Agreement, a copy of which is attached hereto as Exhibit E. Marketlink shall use its best efforts to protect and keep confidential the Company's trade secrets, copyrights, patents, technology and know-how associated with the Products.

    B. All orders obtained by Marketlink shall be subject to acceptance by Company at its principal office currently located at the address listed for Company at the beginning of this Agreement, and all quotations by Marketlink shall contain a statement to that effect. Marketlink shall have no authority to make any acceptance/delivery commitments to any Customers. Company shall send copies to Marketlink of any written acceptances on commissionable orders. Marketlink shall provide the Company with its web reporting software in accordance with Exhibit F hereto.

    C. Company shall have the sole right of credit approval or credit refusal for Customers in all cases.

    D. Company shall render all invoices directly to the Customers. Invoice payments shall be made directly to Company by Customers.

    E. It is expressly understood by Marketlink that full responsibility for all collection rests with Company.

    F. Company shall furnish Marketlink, at no expense to Marketlink, samples, catalogues, literature and any other material necessary for the proper promotion and sales of its products in the territory.

    G. Company agrees to provide Marketlink with no-value samples of the Products as reasonably requested by Marketlink.

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5.  PRODUCT WARRANTY AND PRODUCT AVAILABILITY

    A. Any warranty for the Products shall run directly from Company to the Customer, and pursuant to the warranty the Customer shall return any allegedly defective Products to Company or designated depot. Marketlink shall have no authority or responsibility to accept any returned Products.

    B. Under no circumstances shall Company be responsible to Marketlink or any other party for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to any cause beyond Company's reasonable control.

6.  MARKETLINK'S RELATIONSHIP AND CONDUCT OF BUSINESS

    A. Marketlink shall maintain sales offices in its assigned Territory and shall use its best efforts and devote such time as may be reasonably necessary to sell and promote the sale of Company's Products within the Territory.

    B. Marketlink will conduct all of its business in its own name and in such manner as it may see fit. Marketlink will pay all expenses of its office and activities and be responsible for the acts and expenses of its employees. It will be Company's responsibility to provide resellers with more extensive technical training seminars, technical written support materials, and a reseller technical support hot line to explain to Customer's sales staff differences between Company products and competitive products. Company agrees to train and educate Marketlink's customer service personnel to the extent necessary to effect the purposes of the Agreement.

    C. Marketlink shall not, without Company's prior written approval, alter, enlarge, or limit orders, make representations or guarantees concerning Company's Products or accept the return of, or make any allowance for such Products.

    D. Marketlink agrees that, during the term of this Agreement, it will not promote or offer to sell any goods which are competitive with or substantially similar to the Products listed in Exhibit A unless agreed upon beforehand, in writing, by both parties.

7.  USE OF TRADEMARKS AND TRADENAMES

    Marketlink recognizes and concedes for all purposes that all trademarks, trade names, or identifying slogans affixed to the Products or any accompanying labels, containers, and cartons, whether or not registered, constitute the exclusive property of Company and cannot be used except in connection with promoting and selling Products. During the term of this Agreement, Marketlink is authorized by Company to use Company's trademarks and logo in connection with Marketlink's promotion of Company products and public relations announcements, provided that Marketlink's use of such trademarks and logo shall be in accordance with Company's policies from time to time communicated to Marketlink. Marketlink shall have no interest in such trademarks or logo except

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    as herein expressly provided, and Marketlink's use of such trademark and logo shall cease immediately upon termination or expiration of this Agreement.

8.  INDEMNIFICATION

    A. Company shall be solely responsible for the design, development, supply, production, and performance of its Products and the protection of its tradenames. Company agrees to indemnify and hold Marketlink harmless against and to pay all losses, costs, damages and expenses whatsoever, including reasonable attorney fees, which Marketlink may sustain or incur on account of infringement or alleged infringement of patents, trademarks, or tradenames, resulting from the sale of Company's Products, or arising on account of warranty claims or product liability matters. Marketlink will promptly deliver to Company any notices or papers served upon it in any proceeding covered by this indemnity, and Company will defend same at its expense. Marketlink shall, however, have the right to participate in the defense at its own expense.

    B. Marketlink shall be solely responsible for, and shall indemnify and hold Company free and harmless from, any and all claims, damages or lawsuits (including Company's attorney's fees) arising out of the acts of Marketlink, its employees or its agents. Company will promptly deliver to Marketlink any papers served upon it in any proceeding covered by this indemnity, and Marketlink will defend same at its expense. Company shall, however, have the right to participate in the defense at its own expense.

9.  TERMINATION

    A. This Agreement shall be effective on the day of August 1, 2000, and shall continue until July 31, 2001. It shall automatically be renewed from year to year thereafter unless terminated by either party upon ninety (90) days written notice to the other by registered or certified mail prior to the end of the initial term of this Agreement, or any renewal term.

    B. Termination for Convenience: This Agreement may be terminated by either party for any reason at any time by giving the other party written notice ninety (90) days in advance. After the first year of service, if Company terminates Marketlink under this clause Marketlink will be entitled to a termination settlement of one month's compensation beyond 90 days period (based on the average monthly commission of the twelve full months prior to the termination notice plus any applicable retainer) for each year or fraction thereof of representing Company.

    C. Termination for Cause: If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days, this Agreement will be terminated. If the default is not cured in the good faith judgment of the party providing such notice, this Agreement shall automatically terminate at the end of that period. In

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         addition, within three (3) months of the date hereof, the parties hereto shall amend this Agreement by adding an Exhibit G hereto, such exhibit to specify a mutually agreed upon revenue forecast in respect of the sales by Marketlink to Customers for the remainder of the initial one-year term of this Agreement. If, after the execution of such amendment (or any subsequently agreed upon revenue forecast), Marketlink is unable to meet the revenue targets specified in such Exhibit G, the Company may terminate this Agreement upon thirty (30) days' written notice to Marketlink. The parties hereto shall subsequently amend such Exhibit G prior to the anniversary of the date hereof (and each succeeding anniversary thereafter).

    D. Termination for Insolvency: This Agreement shall terminate, without notice, (a) upon the institution by or against either party for insolvency, receivership or bankruptcy proceedings, (b) upon Marketlink making an assignment for the benefit of creditors, or (c) upon Marketlink dissolution.

    E. Sale of company's business: In the event Company sells or otherwise disposes of its stock or assets, or merges or reorganizes Company in a manner which affects the production or sale of the Products being promoted and sold by Marketlink, or in the event Company changes the legal structure of its business entity, Company shall pay Marketlink commissions for all orders booked through the end of the notice period as provided in this Agreement, regardless of whether or when shipped by Company or its successor or acquirer.

10. RIGHTS UPON TERMINATION

    Upon termination of this agreement for any reason, Marketlink shall be entitled to:

    A. Commissions on all orders calling for shipment to Customers into Marketlink's Territory which are dated or communicated to Company prior to the effective date of termination, regardless of when such orders are shipped.

    B. Any partial termination of territory or products will be subject to the same terms and conditions as if the entire agreement were terminated.

11. GENERAL

    This Agreement constitutes the entire understanding of the parties; shall supersede any other oral or written agreements; and shall be binding upon and inure to the benefit of the parties' successors and assigns. It may not be modified in any way without the written consent of both parties. Marketlink shall not have the right to assign this agreement in whole or in part without Company's written consent.

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12. CHOICE OF LAWS

    This Agreement shall be interpreted according to the laws of the State of Michigan without reference to its rules regarding conflicts of laws.

13. DISPUTES

    Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of Michigan, and of any federal court located in the State of Michigan, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement, or any document or instrument delivered in connection with this Agreement.

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    IN WITNESS WHEREOF, the parties hereto have executed this Manufacturer's
Representative Agreement as of the date specified below.

    MANGOSOFT, INC.                    MARKETLINK TECHNOLOGIES, LLC


    By:/s/ Robert E. Parsons           By:/s/ Daniel Dempsey
       ------------------------------     ------------------------------
       Print name: Robert E. Parsons      Print name: Daniel Dempsey
       Title: VP, CFO                     Title: President


    Date: July 5, 2000
         ----------------------------

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                                    EXHIBIT A

PRODUCTS

CacheLink and any successor versions of such software.

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                                    EXHIBIT B

TERRITORY

Marketlink's normal sales coverage territory is the entire United States of America

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                                    EXHIBIT C

HOUSE ACCOUNTS

Ramp Networks
3100 De La Cruz Boulevard
Santa Clara, CA 95054

Intel
2200 Mission College Boulevard
Santa Clara, CA 95052

US Online
25 N. Wenatchee Avenue
Suite 207B
Wenatchee, WA 98801

3Com Corporation
5400 Bayfront Plaza
Santa Clara, CA  95052-8145

Hewlett Packard Corporation
3000 Hanover Street
Palo Alto, CA  94304-1185

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                                    EXHIBIT D

COMMISSIONS

    Marketlink shall be entitled to receive commissions on all Products sold to Customers in the Territory, excluding sales made to House Accounts. 100% of commissions for commissionable sales to Customers shall be earned when the Product is shipped and invoiced by Company.

    Marketlink shall receive a commission equal to 5% of net sales to Customers.

    In addition, Company agrees to pay a baseline sales retainer of $55,000 per month. The sales retainer amount is due and payable on the 15th of the month invoiced. Based on a August 1, 2000 launch, the first payment would be due August 15, 2000.

    From time to time during the term of this Agreement, Company may agree to provide bonuses to Marketlink for sales of Products to designated accounts or for achieving predetermined sales targets by region. The sales targets in respect of such bonuses shall be agreed upon in writing in advance by the Company and Marketlink. When Marketlink earns such bonuses, bonuses will be paid at the time of payment of usual commissions for the Products sold.

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                                    EXHIBIT E

Form of Value Added Reseller Agreement

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                                    EXHIBIT F

WEB REPORTING SOFTWARE

    Marketlink has developed a web-based reporting system that allows the individual sales people to provide timely feedback to the Marketlink manufacturers. Marketlink shall provide this reporting system to the Company at no additional cost.